Exhibit 4.3
                                                                     -----------


                                     FORM OF

                             SUBSCRIPTION AGREEMENT


          Subscription Agreement (this "Agreement"), made this __ day of __________, 2002 by and between Wentworth II, Inc., a Delaware corporation (the "Company"), and ________________ (the "Subscriber", and collectively with all other entities entering into subscription agreements for Shares, the "Subscribers"). In consideration of the mutual promises and covenants herein contained, the parties hereto (the "Parties") agree as follows:



                                   ARTICLE I.

                                  SUBSCRIPTION


          1.1. Subscription Offer. Subject to the terms and conditions hereof and to acceptance by the Company, the Subscriber hereby offers to purchase _____ shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), at a price per share of $1.00, for a total purchase price of $__________ (the "Purchase Price"). Such offer can be revoked only upon written notice by the Subscriber to the Company, which notice is received by the Company prior to acceptance of the offer. The Purchase Price is payable in full by check made payable to "Key Bank National Association, Wentworth II, Inc. Escrow Account administered by Corporate Stock Transfer" and sent to Corporate Stock Transfer, Inc., as Administrator for Wentworth II, Inc., 3200 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209.


          1.2. Acceptance of Subscription. The Company reserves the right to reject the Subscriber's offer in whole or in part, for any reason, and to allocate less than the maximum number of Shares the Subscriber hereby offers to purchase. Any sale of Shares to the Subscriber shall not be deemed to occur until the Subscriber's offer is accepted in writing by the Company. The Subscriber shall not have any recourse against the Company if a purchase offer is rejected in whole or in part. The Company shall reasonably notify the Subscriber in writing of the acceptance of a purchase offer. If the offer is rejected in whole or in part, the Company will promptly return to the Subscriber, without deduction or interest, all or a ratable portion of the subscription price, as the case may be, together with all executed documents tendered by the Subscriber. If the purchase offer is rejected in part only, the Subscriber shall immediately complete, execute and deliver to the Company new subscription documents for the appropriate reduced amount. 50,000 Shares are being offered by the Company on a "best efforts, all or none basis." Thus, unless all 50,000 Shares are sold, none will be sold. Initially, any funds received from Subscribers will be held in a non-interest bearing escrow account with an insured depository institution. If the Company is not successful in its efforts to sell 50,000 Shares in the initial 90-day offering, all funds received from Subscribers will be promptly returned to the Subscribers. If the Company is successful, after receipt and acceptance of subscriptions for 50,000 Shares, funds held in the escrow account shall bear interest.

          1.3. Escrow of Funds and Certificate and Restriction on Transfer of Shares. The Shares have been registered under the Securities Act of 1933, as amended (the "Act"), and the offering thereof is being conducted pursuant to Rule 419 under the Act ("Rule 419"). In accordance with that rule, the Subscriber's funds, representing the Purchase Price, delivered pursuant to this agreement, shall be promptly deposited into an escrow account.


          Rule 419 requires that before the Shares can be released, the Company must first execute an agreement to acquire a business. The agreement must provide for the acquisition of a business or assets for which the fair value of the business or net assets to be acquired represents at least 80% of the maximum offering proceeds and which must also represent 50% of the gross proceeds of the offering pursuant to requirements of the Colorado Securities Act.

          Once the acquisition agreement has been executed, Rule 419 requires the Company to update the registration statement with a post-effective amendment. The post-effective amendment must contain information about:

               (i) the proposed acquisition candidate and its business, including the requisite financial statements;

               (ii)  the results of the offering;

               (iii) the use of the funds disbursed from the escrow account;
                     and

               (iv)  the terms of the reconfirmation offer.

          1.4. The Reconfirmation Offering. The reconfirmation offer must commence within five business days after the effective date of the post-effective amendment and must include the following conditions:

               (i) the prospectus contained in the post-effective amendment will be sent to each Subscriber within five business days after the effective date of the post-effective amendment;

               (ii) each Subscriber will have no fewer than 20, and no more than 45, business days from the effective date of the post-effective amendment to notify the Company in writing that he elects to remain a Subscriber;

               (iii) if the Company does not receive written notification from any Subscriber within 45 business days following the effective date, the Subscriber's escrowed securities will be returned to the Company and the Subscriber's escrowed funds to the Subscriber;

               (iv) unless Subscribers representing 80% of the maximum offering proceeds elect to remain Subscribers, the acquisition of the target business would be prevented, deposited securities held in escrow will be returned to the Company and the escrowed funds, plus interest, to the Subscribers; and



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

               (v) if a consummated acquisition has not occurred within 18 months from the date of this prospectus, the deposited securities held in the escrow account will be returned to the Company and the escrowed funds, plus interest, to the Subscribers.

          The Shares may be released to Subscribers after the escrow agent has received a signed representation from the Company and any other evidence acceptable by the escrow agent that:

               (i) the Company has executed an agreement for the acquisition of a business for which the fair market value of the business represents at least 80% of the maximum offering proceeds and the Company has filed the required post-effective amendment;

               (ii) the completion of a transaction or series of transactions whereby at least 50% of the gross offering proceeds have been committed to a specific line of business as defined in the Colorado Securities Act and regulations;

               (iii) the expiration of nine (9) days after the receipt by the
                     Colorado Commissioner of Securities of a notice of the proposed release of funds or authorization of the Commissioner of any earlier release;

               (iv)  the post-effective amendment has been declared effective;

               (v)   the reconfirmation offer has been completed;

               (vi) the Company has satisfied all of the prescribed conditions of the reconfirmation offer; and

               (vii) the acquisition of the business or net assets with the fair value of at least 80% of the maximum proceeds has been consummated.


                                  ARTICLE II.

                         REPRESENTATIONS AND WARRANTIES

          2.1. Status of Subscriber. The Subscriber, if an individual, is at least 21 years of age. If an association, each individual of the association is at least 21 years of age.


          2.2. Access to Information. The Subscriber represents that he has received and retained the Company's prospectus, dated __________, 2002 (the "Prospectus"), a copy of which accompanied this Subscription Agreement, and has carefully read and understood it, particularly the section entitled "Risk Factors." The Subscriber acknowledges that such review of the Prospectus, or the Risk Factors section thereof, does not constitute a waiver of any rights whatsoever under the Securities Act of 1933, as amended.




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

          2.3. Understanding of Investment Risks. The Subscriber understands that there is no market for the Shares and no assurance that a market will develop, and that realization of the objectives of the Company is subject to significant economic and business risks as set forth in the Prospectus.

          2.4. Residence of the Subscriber. The residence of the Subscriber set forth below is the true and correct residence of Subscriber and the Subscriber has no present intention of becoming a resident of domiciliary of any other state, country, or jurisdiction.

          2.5. Further Assurance. Subscriber will execute and deliver to the Company any document, or do any other act or thing, which the Company may reasonably request in connection with the acquisition of the Shares.


          2.6. Ability to Bear Economic Risk. The Subscriber is qualified under the jurisdiction of the Subscriber's residence to make this investment.


          2.7. For Partnership, Corporations, Trusts or Other Entities Only. If the Subscriber is a partnership, corporation, trust or other entity:

          The Subscriber has the full power and authority to execute this Subscription Agreement on behalf of the entity and to make the representations and warranties made herein on its behalf of this investment in the Company has been affirmatively authorized by the governing board of the entity and is not prohibited by the governing documents of the entity.

          2.8. Purchase as Principal. The Subscriber represents that he is purchasing the shares as principal.

                                  ARTICLE III.

                            MISCELLANEOUS PROVISIONS

          3.1. Captions and Headings. The Article and Section headings throughout this Agreement are for convenience of reference only and shall in no way be deemed to define, limit or add to any provision of this Agreement.

          3.2. Entire Agreement; Amendment. This Agreement states the entire agreement and understanding of the Parties and shall supersede all prior agreements and understandings. No amendment of the Agreement shall be made without the express written consent of the Parties.

          3.3. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, which shall be construed in all respects as if such invalid or unenforceable provision were omitted.

          3.4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado for contracts made and to be performed within the State of Colorado.



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

          3.5. Notices. All notices, requests, demands, consents, and other communications hereunder shall be transmitted in writing and shall be deemed to have been duly given when hand-delivered or sent by certified mail, postage prepaid, with return receipt requested, addressed to the Parties as follows: to the Company and to the Subscriber, at the respective address indicated below. Any Party may change his address for purposes of this Section by giving notice as provided herein.

             [THE REMAINDER OF THIS PAGE LEFT INTENTIONALLY BLANK.]



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


IN WITNESS WHEREOF, the Parties have executed this Agreement the day and year first above written.

                                   WENTWORTH II, INC.



                                   By: _________________________
                                       Name: Spencer I. Browne
                                       Title: Secretary

                                   Address:  650 So. Cherry Street, Suite 420
                                             Denver, CO 80246
                                   Tel:      (303) 320-1870


SUBSCRIBER:



________________________________

Name:

Address:
________________________________
________________________________
________________________________
Tel:  __________________________
Fax: ___________________________
SS# or Tax ID #: _______________



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


                               WENTWORTH II, INC.
                        650 So. Cherry Street, Suite 420
                                Denver, CO 80246

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To:  ___________________


Dear Investor:


In connection with your proposed investment (your "Investment") in Wentworth II, Inc., a Delaware corporation (the "Company"), please be advised that your offer to purchase _____ shares of the Company's common stock, par value $.01 per share, at a price per share of $1.00, for a total purchase price of $__________ (the "Purchase Price") has been accepted. This letter constitutes the notice of acceptance set forth in Section 1.2 of the Subscription Agreement entered into between you and the Company in connection with your Investment (the "Subscription Agreement"). In the event that the amount previously tendered by you to the Company exceeds the Purchase Price, a check for the excess amount payable to you is enclosed with this letter.

As set forth in the Subscription Agreement, and in the Prospectus referenced in
Section 2.2 thereof, the Purchase Price will be held in an escrow account until the Company consummates a business combination or the Purchase Price is returned to you.

If you have any questions or concerns, please contact ________________ at
___________.

Thank you for your support.


Sincerely,



Spencer I. Browne
Secretary, Wentworth II, Inc.